Exhibit 2.22

WPP plc

6 Ely Place

Dublin 2, Ireland

30 April 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

On November 2, 2011, WPP Finance 2010, a subsidiary of WPP plc (the “Company”), issued U.S. $812,400,000 of 4.75% Senior Notes due 2021 (the “Senior Notes”). The Senior Notes were issued with guarantees from the Company and its subsidiaries WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited.

The Company hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Senior Notes upon request.

Very truly yours, WPP PLC

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson
Group Finance Director